As filed with the Securities and Exchange Commission on December 6, 2018.

Registration No. 333-208430

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-208430

UNDER THE SECURITIES ACT OF 1933

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JETPAY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	90-0632274
(State of Incorporation)	(IRS Employer
Identification No.)

7450 Tilghman Street, Suite 170 Allentown, PA	18106
(Address of Principal Executive Offices)	(Zip Code)

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JETPAY CORPORATION

2013 STOCK INCENTIVE PLAN (AS AMENDED)

AND

JETPAY CORPORATION EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

Diane (Vogt) Faro

Chief Executive Officer

7450 Tilghman Street

Suite 170

Allentown, PA 18106

(Name and address of agent for service)

(610) 797-9500

(Telephone number, including area code, of agent for service)

Copies of all communications to:

James A. Lebovitz, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

(215) 994-4000

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Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

    JetPay Corporation (the “Registrant”) previously registered shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), under a registration statement on Form S-8 (a “Registration Statement,”) concerning shares of Common Stock that were issuable or issued under each of the Registrant’s 2013 Stock Incentive Plan, as amended, and JetPay Corporation Employee Stock Purchase Plan (collectively, the “Plans”).

    On December 6, 2018, pursuant to that certain Agreement and Plan of Merger, dated as of October 19, 2018, by and among the Registrant, NCR Corporation (“Parent”), and Orwell Acquisition Corporation, a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).

    As a result of the Merger, the Registrant is no longer issuing securities under the Plans. This Post-Effective Amendment No. 1 is being filed to deregister the remaining unissued shares of Common Stock that were registered for issuance pursuant to the below-referenced Registration Statement in connection with the Plans:

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Registration Statement on Form S-8 (No. 333-208430) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on December 9, 2015 registering 2,000,000 shares of Common Stock for issuance under 2013 Stock Incentive Plan and 300,000 shares of Common Stock for issuance under the JetPay Corporation Employee Stock Purchase Plan.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Allentown, PA on this 6th day of December, 2018.

JETPAY CORPORATION

By:	/s/ Diane (Vogt) Faro
Name: Diane (Vogt) Faro
Title: Chief Executive Officer

    No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.